EXHIBIT III
                           EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into as of January 1, 1996, by and between VSE Corporation, a Delaware corporation ("Employer"), and Donald M. Ervine ("Employee");

     WHEREAS, Employee currently is employed by Employer as chairman of Employer's board of directors ("the Board") and Employer's chief executive officer;

     WHEREAS, Employee has rendered many years of good and valuable service to the Employer and has contributed greatly to Employer's growth and success;

     WHEREAS, Employer wishes to induce Employee to remain in Employer's employ to prevent the significant loss which Employer would incur if Employee were to leave and to enter the employment of a competitor;

     WHEREAS, in the current business climate of takeovers and acquisitions, Employee may be concerned about the continuation of his employment and his status and responsibilities if a Change in Control (as defined below) occurs, and Employer is concerned that Employee may be approached by others with employment opportunities;

     WHEREAS, Employer desires to ensure that, if a Change in Control appears possible, Employee will be in a secure position from which he can objectively engage in any potential deliberations or negotiations respecting such Change in Control without fear of any direct or implied threat to his employment, status and responsibilities; and

     WHEREAS, Employee desires to have the foregoing assurances.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:

     1.   Term

          The term of Employee's employment hereunder shall commence on the date hereof and shall continue until January 1, 1999, except as otherwise provided in Section 7. If the term of Employee's employment hereunder shall have continued until January 1, 1999, thereafter, such term of Employee's employment hereunder shall be deemed to be renewed automatically, on the same terms and conditions contained herein, for successive periods of one year each, unless and until either Employer or Employee, at least 90 days prior to the expiration of the original term or any such extended term, shall give written notice to the other of his or its intention not to renew the term of Employee's employment hereunder. All references herein to the Term refer to the original term of Employee's employment hereunder and all extensions thereof.

     2.   Duties

          (a)  Offices

               During the Term, Employee shall serve as a director of Employer, chairman of the Board and Employer's chief executive officer, and the Board shall renominate Employee as a director of Employer, reelect Employee as chairman of the board and reappoint Employee as Employer's chief executive officer, and Employee shall perform the duties of those positions, as assigned to him by the Board. Employer agrees that Employee will be assigned only duties of the type, nature and dignity normally assigned to the chief executive officer of a corporation of the size, stature and nature of Employer. During the Term, Employee shall have, at a minimum, the same perquisites of office as he had on the date hereof, and he shall report directly to the Board.

          (b)  Full-Time Basis

               During the Term, Employee shall devote, on a full-time basis, his services, skills and abilities to his employment hereunder, excepting periods of vacation, illness or Disability (as defined below), and excepting any pursuits which do not materially interfere with his duties hereunder or present a conflict of interest with the interests of Employer or of any subsidiary thereof ("Subsidiary").

     3.   Compensation

          (a)  Salary

               During the Term, as compensation for services rendered by Employee hereunder, Employer shall pay to Employee a base salary at the rate of not less than $225,000 per annum, payable in installments in accordance with Employer's policy governing salary payments to senior officers generally ("Base Salary"). In January of every year during the Term, Employee's compensation, including Base Salary, will be subject to the Board's review, provided that, the Base Salary shall not be less than the rate of $225,000 per annum.

          (b)  Performance Bonus

               Except as otherwise provided in Section 7, in addition to the Base Salary, Employee shall be eligible for an annual performance bonus as determined by the Board or its Compensation Committee ("Performance Bonus"). Any Performance Bonus payable pursuant to this Section 3(b) shall be paid within 30 days after the end of the fiscal period to which such Performance Bonus relates.

          (c)  Other Compensation Plans or Arrangements

               During the Term, Employee shall also be eligible to participate in all other currently existing or subsequently implemented compensation or benefit plans or arrangements available generally to other officers or senior officers of Employer, including Employer's Deferred Supplemental Compensation Plan, ESOP/401(k), and any stock option, stock purchase or similar stock plans or arrangements.

          (d)  Tax Withholdings

               Employer shall withhold from Employee's compensation hereunder and pay over to the appropriate governmental agencies all payroll taxes, including income, social security, and unemployment compensation taxes, required by the federal, state and local governments with jurisdiction over Employer.

     4.   Benefits

          During the Term, Employee shall be entitled to such comparable fringe benefits and perquisites as may be provided to any or all of Employer's senior officers pursuant to policies established from time to time by the Board. These fringe benefits and perquisites shall include holidays, group health insurance, short term and long term disability insurance and life insurance, vehicle allowances, and supplemental executive health care benefits. Also, during the Term, Employee shall be entitled (a) to 30 days paid leave per annum and to accrue unused leave from year to year and (b) to be reimbursed for the costs of physical examinations up to $1,000 per annum.

     5.   Expenses and Other Perquisites

          Employer shall reimburse Employee for all reasonable and proper business expenses incurred by him in the performance during the Term of his duties hereunder, in accordance with Employer's customary practices for senior officers, and provided such business expenses are reasonably documented.
Also, during the Term, Employer shall continue to provide Employee with an office and suitable office fixtures, telephone services, and secretarial assistance of a nature appropriate to Employee's position and status.






     6. Exclusive Services, Confidential Information, Business Opportunities and Non-Solicitation

          (a)  Exclusive Services

               (i) During the Term, Employee shall at all times devote his full-time attention, energies, efforts and skills to Employer's business and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the Board's written consent, provided that such prior consent shall not be required with respect to (1) business interests that neither compete with Employer or any Subsidiaries nor interfere with Employee's duties and obligations hereunder and (2) Employee's charitable, eleemosynary, philanthropic or professional association activities.

               (ii) During the Term, Employee shall not, without the Board's prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on his own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to his knowledge, is about to become, engaged in the business of providing engineering, management, energy or environmental services to the United States Government or any department, agency, or instrumentality thereof or any state or local governmental agency or to any person, corporation or other entity (collectively a "Person") with which Employer or any Subsidiary is currently or has previously done business or any subsequent line of business developed by Employee or any Subsidiary during the Term. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent of any such company's outstanding equity.

          (b)  Confidential Information

               During the Term and for the first 24 consecutive months after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information (as defined below). For the purposes of this Agreement, "Confidential Information" shall mean all information disclosed to Employee, or known by him as a consequence of or through his employment with Employer or any Subsidiary, where such information is not generally known in the trade or industry or was regarded or treated as confidential by Employer or any Subsidiary, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer or its Subsidiaries. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of Term, Employee shall immediately return to Employer all of property of Employer or any Subsidiary and Confidential Information which is in tangible form, and all copies thereof.

          (c)  Business Opportunities

               ( i )     During the Term, Employee shall promptly disclose to
Employer each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Employer or any Subsidiary, Employer or any Subsidiary might reasonably consider pursuing. Upon termination of the Term, regardless of the circumstances thereof, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

               (ii) During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Employer or its Subsidiaries, and he shall avoid any acts or omissions which are disloyal to, or competitive with Employer or its Subsidiaries.

          (d)  Non-Solicitation of Executives

               During the Term and for the first 24 consecutive months after termination of the Term, Employee shall not, except in the course of his duties hereunder, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Employer or any Subsidiary, or solicit or offer employment to any person who was employed by Employer or any Subsidiary at any time during the twelve-month period preceding the solicitation or offer.

          (e)  Covenant Not To Compete

               (i) If Employee voluntarily terminates the Term, or if Employer terminates the Term for Cause (as defined below), Employee shall not, during the first 24 consecutive months following such termination, engage in competition with Employer or any Subsidiary, or solicit, from any person or entity who purchased any then existing product or service from Employer or any Subsidiary during his employment hereunder, the purchase of any then existing product or service in competition with then existing products or services of Employer or any Subsidiary.

               (ii) For purposes of this Agreement, Employee shall be deemed to engage in competition with Employer if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in providing technical and management services to any person or entity which Employer or any Subsidiary, during the Term, has developed or is working to develop. Notwithstanding anything herein to the contrary, if Employer is in material breach of this Agreement, the provisions of this Section 6 shall not apply.

          (f)  Employee Acknowledgment

               Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 6 are fair and reasonable considering the nature of Employer's business, and are reasonably required for Employer's protection.

          (g)  Invalidity

               If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 6 as unenforceable or void, the provisions of this Section 6 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.

          (h)  Specific Performance

               Employee agrees that if he breaches any of the provisions of this Section 6, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Employer to make known the terms of Sections 6 and 7 hereof to any Person, including future employers of Employee.

      7.  Termination

          (a)  By Employer

               (i)  Termination for Cause

                    Employer may for Cause (as defined below) terminate the Term at any time by written notice to Employee. For purposes of this Agreement, the term "Cause" shall mean any one or more of the following: (1) conduct by Employee which is materially illegal or fraudulent; (2) the breach or violation by Employee of any of the material provisions of this Agreement, provided that Employee must first be given notice by the Board of the alleged breach or violation and 30 days to cure said alleged breach or violation; (3) Employee's use of illegal drugs or abuse of alcohol or authorized drugs which impairs Employee's ability to perform his duties hereunder, provided that Employee must be given notice by the Board of such impairment and 60 days to cure the impairment; (4) Employee's knowing and willful neglect of duties or negligence in the performance of his duties which materially affects Employer's or any Subsidiary's business, provided that Employee must first be given notice by the Board of such alleged neglect or negligence and 30 days to cure said alleged neglect or negligence. If a termination occurs pursuant to clause (1) above, the date on which the Term is terminated (the "Termination Date") shall be the date Employee receives notice of termination and, if a termination occurs pursuant to clauses (2), (3) or (4) above, the Termination Date shall be the date on which the specified cure period expires. In any event, as of the Termination Date (in the absence of satisfying the alleged breach or violation within the applicable cure period), Employee shall be relieved of all of his duties hereunder and Employee shall not be entitled to the accrual or provision of any compensation or benefit, after the Termination Date but Employee shall be entitled to the provision of all compensation and other benefits that shall have accrued as of the Termination Date, including Base Salary, Performance Bonuses, paid leave benefits, Deferred Compensation Units, Deferred Supplemental Compensation, and reimbursement of incurred business expenses.

               (ii) Termination Without Cause

                    Employer may, in its sole discretion, without Cause, terminate the Term at any time by providing Employee with (a) 60 days' prior notice thereof and (b) on or prior to the Termination Date, a lump sum severance compensation payment equal to two (2) times the total amount of Employee's Base Salary payable hereunder, based upon the amount in effect as of the effective Termination Date. In such event, Employee shall not be entitled to the accrual or provision of any other compensation or benefit after the Termination Date other than (a) the medical and hospitalization benefits for the first 18 months after the Termination Date; (b) the provision of all compensation and other benefits that shall have accrued as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits, Deferred Compensation Units, Deferred Supplemental Compensation and reimbursements of incurred expenses; and (c) all stock options or similar rights to acquire capital stock granted by Employer to Employee shall automatically become vested and exercisable in whole or in part.

          (b)  Death or Disability

               The Term shall be terminated immediately and automatically upon Employee's death or "Disability." The term "Disability" shall mean Employee's inability to perform all of the essential functions of his position hereunder for a period of 26 consecutive weeks or for an aggregate of 150 work days during any 12-month period by reason of illness, accident or any other physical or mental incapacity, as may be permitted by applicable law. Employee's capability to continue performance of Employee's duties hereunder shall be determined by a panel composed of two independent medical doctors appointed by the Board and one appointed by the Employee or his designated representative. If the panel is unable to reach a decision the matter will be referred to arbitration in accordance with Section 8. In the event of Employee's death or Disability for any period of six consecutive months, Employee (or his designated beneficiary) will be paid his Base Salary then in effect for one full year following the date of death or disability.

          (c)  By Employee

               (i) Employee may, in his sole discretion, without cause, terminate the Term at any time upon 90 days' written notice to Employer.
If Employee exercises such termination right, Employer may, at its option, at any time after receiving such notice from Employee, relieve him of his duties and terminate the Term at any time prior to the expiration of said notice period. If the Term is terminated by Employee or Employer pursuant to this Section 7(c)( i ), Employee shall not be entitled to any further Base Salary or the accrual or provision of any compensation or benefits after the Termination Date, including, without limitation, any of the medical and hospitalization benefits described in Section 7(a)(ii)(1).

               (ii) If, during the Term, a "Change of Control" (as defined below) occurs and, without his consent, Employee is assigned duties materially inconsistent with his position and status with Employer as of the date hereof, Employee may, in his sole discretion, terminate the Term upon 30 days' notice of Employer. If Employee exercises such termination right, Employer may, at its option, at any time after receiving such notice from Employee, relieve him of his duties hereunder and terminate the Term at any time prior to the expiration of said notice period. If this Agreement is terminated by Employee or Employer pursuant to this Section 7(c)(ii), Employee shall be entitled (a) to continue on or prior to the Termination Date a lump sum severance compensation payment equal to three (3) times the total amount of Employee's Base Salary payable hereunder, based on the amount in effect as of the Termination Date; (b) the medical and hospitalization benefits and all compensation and other benefits that shall have accrued as of the Termination Date, as described in Section 7(a)(ii)(1); and (c) to the automatic vesting and exercisability in whole or in part of all stock options or similar rights to acquire capital stock granted by Employer to Employee; provided that Employee shall not be entitled, after the Termination Date to the accrual or provision of any other compensation or benefits payable hereunder, including the Performance Bonus.

          (d)  Change of Control

               For purposes of this Section 7, a Change of Control shall be deemed to have occurred upon the happening of any of the following events:
( i ) any "person," including a "group," as such terms as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (collectively the "Exchange Act"), other than a trustee or other fiduciary holding voting securities of Employer ("Voting Securities") under any Employer-sponsored benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 30% or more of the outstanding Voting Securities; (ii) a cash tender or exchange offer is completed for such amount of Voting Securities which, together with the Voting Securities then beneficially owned, directly or indirectly, by the offeror (and affiliates thereof) constitutes 40% or more of the outstanding Voting Securities; (iii) except in the case of a merger or consolidation in which (a) Employer is the surviving corporation and (b) the holders of Voting Securities immediately prior to such merger or consolidation beneficially own, directly or indirectly, more than 50% of the outstanding Voting Securities immediately after such merger or consolidation (there being excluded from the number of Voting Securities held by such holders, but not from the outstanding Voting Securities, any Voting Securities received by affiliates of the other constituent corporation(s) in the merger or consolidation in exchange for stock of such other corporation), Employer's shareholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of Employer's assets; or (iv) two or more directors are elected to the Board without having previously been nominated and approved by the members of the Board incumbent on the day immediately preceding such election. For purposes of this Section 7, "affiliate" of a person or another entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

          (e)  No Duty to Mitigate

               If Employee is entitled to the compensation and other benefits provided under Sections 7(a)(ii) or (c)(ii), Employee shall have no obligation to seek employment to mitigate his damages hereunder.

     8.   Arbitration

          Whenever a dispute arises between the parties concerning this Agreement or any of the obligations hereunder, or Employee's employment generally, Employer and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Employer and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association's Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the parties, and judgment may be entered on the arbitrator's award in any court having jurisdiction thereof. The arbitrator's authority in granting relief to Employee shall be limited to an award of compensation, benefits and unreimbursed expenses as described in Sections 3, 4, and 5 above, and to the release of Employee from the provisions of Section 6 and the arbitrator shall have no authority to award other types of damages or relief to Employee, including consequential or punitive damages. The arbitrator shall also have no authority to award consequential or punitive damages to Employer for violations of this Agreement by Employee. The expenses of the arbitration shall be borne by the losing party to the arbitration and the prevailing party shall be entitled to recover from the losing party all of its or his own costs and attorneys fees with respect to the arbitration. Nothing in this Section 8 shall be construed to derogate Employer's rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 6(h).

     9.   Non-Waiver

          It is understood and agreed that one party's failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party's right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

     10.  Severability

          If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provision thereof.

     11.  Survivability

          Unless otherwise provided herein, upon termination of the Term, the provisions of Sections 6(b), (d) and (e) shall nevertheless remain in full force and effect.

     12.  Governing Law

          This Agreement shall be interpreted, construed and governed according to the laws of the Commonwealth of Virginia, without regard to the conflict of law provisions thereof.

     13.  Construction

          The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to Sections of this Agreement.

     14.  Entire Agreement

          This Agreement contains and represents the entire agreement of Employer and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Employer and Employee. No representation, promise or inducement has been made by either Employer or Employee that is not embodied in this Agreement, and neither Employer nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

     15.  Assignability

          Neither this Agreement nor any rights or obligations of Employer or Employee hereunder may be assigned by Employer or Employee without the other party's prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer and Employee and their heirs, successors and assigns.

      16.      Notices

          All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telelex , telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

          (a) if to Employer, to Chief Financial Officer, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499 with a copy to: Carter Strong,
Esquire,  Arent  Fox  Kintner   Plotkin  & Kahn, 1050 Connecticut Avenue,
N.W. , Washington, D.C. 20036-5339 or (b) if to Employee, to his last known home address on file with Employer, or to such other address as Employer or Employee shall have furnished to the other in writing.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day and year first above written.

                                    VSE  CORPORATION
                                    a Delaware  corporation


Date:12/8/95                      By:/s/ C. S. WEBER

                                     C. S. Weber,
                                     Chief Financial Officer



Date:12/8/95                          /s/ DONALD M. ERVINE
                                      Donald  M.  Ervine